Exhibit 10.51
                       AGREEMENT OF PURCHASE AND SALE


     THIS AGREEMENT is made as of the 6th day of December, 1995 (the "Effective Date"), by and between HG VENTURE, a Texas limited partnership, having an address of 3200 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 (hereinafter called "Seller") and WELLSFORD RESIDENTIAL PROPERTY TRUST, a Maryland real estate investment trust, having an address at 370 Seventeenth Street, Denver, Colorado 80202, its assignee or nominee (hereinafter called "Buyer").

                                  RECITALS

     WHEREAS, Seller is the owner in fee simple of the land (the "Land") which is more fully described on Exhibit "A" attached hereto and made a part hereof, together with the buildings and improvements thereon erected, known as The Marks West Apartments, an apartment property located in the City of Englewood, County of Arapahoe, State of Colorado, and having an address at 1528 Girard Place, Englewood, Colorado 80110 (the "Improvements") (the Land and the Improvements are hereinafter collectively referred to herein as the "Premises"); and

     WHEREAS, the Premises are financed by a loan (the "Existing
Encumbrance") secured by deeds of trust currently encumbering the Premises, in favor a trustee for the holders of certain tax-exempt bonds issued by the City of Englewood (the "Bonds"); and

     WHEREAS, Seller desires to sell and Buyer desires to buy the Property (as hereinafter defined), for the price and other considerations and upon the terms and conditions hereinafter set forth.

                                  AGREEMENT

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and respectively expressing the intention to be legally bound hereby, covenant and agree as follows:

     1. Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and take from Seller, all of the following (hereinafter collectively referred to as the "Property"), free and clear of all liens and encumbrances, except Permitted Exceptions (as hereinafter defined):

          A.   The Land;

          B.   The Improvements;

          C. Easements, rights of way, privileges, appurtenances, and rights to the same belonging to and inuring to the benefit of the Premises;

          D. All right, title and interest of Seller in and to any land lying in the beds of any street, road or avenue, open or proposed, in front of or adjoining said Premises to the center line thereof;

          E. All fixtures, machinery, automobiles, computers, equipment, furnishings, furniture, office equipment, appliances, supplies, operational records and other personal property owned by Seller and now or hereafter located on the Premises, including without limitation, all fittings, heating, air cooling, air conditioning, freezing, lighting, laundry, incinerating and power equipment and apparatus; all engines, pipes, pumps, tanks, motors, conduits, switch boards, plumbing, lifting, cleaning, fire prevention, fire extinguishing and refrigerating equipment and apparatus; all furnaces, oil burners or units thereof; all appliances, vacuum cleaning systems, awnings, signs, screens, storm doors and windows, cabinets, partitions, ducts and compressors, hot water heaters, garbage receptacles and containers above and below ground, janitorial supplies, landscaping materials, lawn mowers, tools, and articles of a nature similar to the foregoing; all snow removal equipment; and all future additions to or substitutions for the foregoing, or any part thereof, between the date hereof and the date of closing hereunder; and all other personal property now upon or hereafter placed on the Premises which is used in connection with the operation of the Premises and owned by Seller, and all warranties and guarantees to and rights of action of Seller therefor, if any. (The property described in this Section 1E, when referred to separately from the Premises, is hereinafter called "Personalty");

          F. All right, title and interest of Seller in and to all strips, gores, riparian rights and littoral rights, if any, belonging to or inuring to the benefit of the Land and/or the Improvements;

          G. Any other interest of Seller in and to the Premises or pertaining thereto including, without limitation, all of Seller's right, title and interest in and to the following (collectively, "Other Interests"):

               (i) Any and all catalogs, booklets, manuals, files, logs, records, correspondence, purchaser prospect list, tenant lists, tenant prospect lists and other mailing lists, sales brochures and material, leasing brochures and materials, advertising materials and other items, including without limitation, title information, soil, engineering and environmental inspections, studies and reports, market studies, and similar inspections with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Premises;

               (ii) The right to use any name, trade name, trademark, service mark or logo by which the Premises or any part thereof may be known or which may be used in connection with the Premises, including without limitation, the name "The Marks West Apartments" and all other fictitious names used on the date hereof or which Seller has the right to use in connection with the ownership, use, occupancy or operation of the Premises, and any logos or marks associated with any such name (collectively, "Names") together with all registrations, if any, for such Names;

              (iii) All tenant security deposits, including any bank or other depository accounts relating to the tenant security deposits;

               (iv) Any bond, guaranty, warranty or repair agreements now existing and outstanding concerning the Premises or any part thereof, including without limitation, any bond, guaranty or warranty (including any fidelity bonds) relating to construction, use, maintenance, occupancy or operation of the Improvements and the Personalty, subject to any limitation contained in each such bond, guaranty and warranty;

               (v) Any licenses, permits, approvals and certificates issued by any governmental authorities required or used in or relating to the ownership, use, maintenance, occupancy or operation of any part of the Premises;

              (vi) Any surveys of, and plans and specifications relating to, the Premises;

             (vii) Any unrecorded utility agreements including any deposits made thereunder;

            (viii)  The Service Agreements (as hereinafter defined);

              (ix) The Tenant Leases listed on the Rent Roll (as both terms are hereinafter defined);

               (x) Any unpaid awards for any taking by condemnation or any damage to the Premises by reason of a change of grade of any street or highway, or any award paid to Seller and not used or applied by Seller to the restoration of the Premises;

              (xi) Any unpaid proceeds for any damage to the Premises by reason of fire or other casualty, or any proceeds paid to Seller and not used or applied by Seller to the restoration of the Premises;

             (xii)  Any development rights with respect to the Land; and

            (xiii) Any water or water rights of any kind or description appurtenant to or owned by Seller in connection with the Land or the Improvements, including any ditch company stock.

     2.   Earnest Money Deposit; Purchase Price.

          A. Within three business days after Buyer receives notice of Seller's execution of this Agreement, Buyer shall deposit $200,000 with Stewart Title Guaranty Company at 50 South Steele Street, Suite 600, Denver, Colorado 80209 (the "Title Company") by check or wire transfer of immediately available funds. Such funds and all interest earned thereon shall constitute the "Earnest Money Deposit" under this Agreement and shall be held and disbursed by the Title Company in accordance with the terms of this Agreement. The Earnest Money Deposit shall be invested in an interest-bearing account in a federally insured institution, and all interest earned on the Earnest Money Deposit shall be added to and comprise a part of the Earnest Money Deposit. Buyer and Seller shall execute such escrow instructions as the Title Company may reasonably require, provided that such instructions are consistent with the terms of this Agreement.

          B. The purchase price for the Property is Seventeen Million Three Hundred Thousand and no/100 dollars ($17,300,000.00) (the "Purchase Price"), which Buyer shall pay as follows:

               (i) Buyer shall pay approximately $200,000 by causing the Title Company to apply all of the Earnest Money Deposit against the Purchase Price;

               (ii) Buyer shall pay approximately Eleven Million Four Hundred Thousand and No/100 Dollars ($11,400,000.00) by the assumption of the Existing Encumbrance, in the manner and as more fully described in Section 6D of this Agreement;

               (iii) Buyer shall pay the balance of the Purchase Price (approximately $5,700,000.00) by wire transfer of immediately available funds through the Federal Reserve System. Any closing prorations and adjustments provided for herein (the "Adjustments") shall increase or decrease (as the case may be) the cash portion of the Purchase Price to be paid pursuant to this Section 2A(iii).

          C. Seller and Buyer agree to negotiate in good faith to allocate the purchase price among the various property comprising the Property as follows: (i) that portion of the Property consisting of the apartment complex, and (ii) that portion of the Property consisting of the Personalty. Seller and Buyer shall determine such allocation and execute a letter agreement evidencing such allocation on or before the expiration of the Inspection Period.

     3. Delivery of Documents. On or before ten (10) days after the Effective Date of this Agreement (except as otherwise provided), Seller shall deliver to Buyer, at Seller's sole cost and expense, copies of all of the following items:

          A. Any notices, correspondence or licenses or any agreements (including without limitation subdivision and similar agreements) with, to or from any governmental or quasi-governmental authority having jurisdiction over the Property;

          B. Any soils reports, environmental studies and building plans and specifications for the Property which are in the possession of Seller or its agents;

          C. All tax statements and operating statements for the Property for the last three years;

          D.   Current Rent Roll for the Property, certified by Seller;

          E. Pursuant to C.R.S. Section 38-25.5-02(3)(b)(II), Seller at its expense agrees to request a certificate of taxes due from each of the Colorado Department of Revenue, the County of Arapahoe and the City of Englewood. Seller's request for certificates of taxes due shall apply to all categories of taxes which may give rise to a lien against the Property. Seller shall deliver the original certificates of taxes due to the Buyer not less than 10 days prior to the Closing Date, as defined hereafter. On or prior to the Closing Date, Seller shall cause all taxes which are due, as evidenced by such certificates, to be paid in full and provide proof of payment to Buyer; and

          F. Copies of the note evidencing the Existing Encumbrance, the deeds of trust securing the Existing Encumbrance and all other loan documents executed in connection therewith (collectively, the "Existing Encumbrance Documents"), and all documents relating to the issuance of the Bonds to which Seller is a party or which affect the Property;

          G. Any and all additional data, plans, geological and engineering studies or reports, zoning information, water and sewer studies, topographic maps, platting information, catalogs, booklets, manuals, warranties, guaranties or repair agreements, tenant lists, lease files, tenant prospect lists and other mailing lists, market studies, and similar information with respect to the management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Premises which is in the possession of Seller or its agents.

     4. Survey. On or before twenty (20) days after the Effective Date hereof, Seller shall deliver to Buyer, at Seller's sole cost and expense, a current ALTA/ASCM Land Title Survey of the Property prepared and certified
(i) in accordance with the "Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys" jointly established and adopted ALTA and ASCM in 1992, and including Items 1 through 4, 6 through 11, and 13 of Table A thereof, and (ii) pursuant to the Accuracy Standards (as adopted by the ALTA and ACSM and in effect on the date of the certification of such survey) of an Urban Survey. The survey shall contain a certificate from the surveyor to Buyer, the Title Company and any lender(s) designated by Buyer from time to time in form acceptable to the Buyer. The survey shall be in a form acceptable to the Title Company for the deletion of the standard survey exception relating to boundaries, without the addition of further exceptions unless same are acceptable to Buyer, in its sole and absolute discretion. Buyer shall have until the end of the Inspection Period, as hereinafter defined, to examine the survey delivered to it as provided herein. If Buyer does not approve of the survey provided hereunder, Buyer, at its sole option, may elect either (i) to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Buyer upon written notice by the Buyer to the Title Company, and this Agreement shall be of no further force or effect, or (ii) to waive the objections and to proceed to close this purchase and sale transaction in accordance with the terms of the remainder of this Agreement. Buyer's election shall be made within five (5) days after Buyer's receipt of written notice from Seller that any specified objectionable matter will not be corrected, and Buyer's failure to deliver notice of its election shall be deemed a waiver of such objectionable matters.

     5.   Title Insurance and Lien Search.

          A. A current title insurance commitment covering the Property issued by the Title Company, together with clear and legible copies of all documents referred to therein, shall be delivered to Buyer, at Seller's sole cost and expense, within twenty (20) days after the Effective Date of this Agreement. The title insurance commitment shall be in the amount of the Purchase Price, and shall commit the Title Company to issue its 1992 ALTA Owner's Policy, with standard preprinted exceptions deleted, insuring good and marketable title in fee simple to the Property in Buyer subject only to
(i) current non-delinquent general real property taxes, and (ii) such other easements, restrictions and rights-of-way as Buyer shall deem, in its sole discretion, not to adversely affect the value of or Buyer's intended use of the Property. If the title insurance commitment shall contain any exception for mineral rights, Seller shall pay for an endorsement to the title insurance coverage insuring against any loss to improvements. Such title insurance commitment shall include a gap endorsement pursuant to which Title Company shall agree to insure against loss or damage by reason of there being recorded any instrument first appearing in the public records subsequent to the effective date of such commitment but prior to the effective date of the title insurance policy and a Colorado Endorsement Form 100. If the title insurance commitment delivered to Buyer shall contain any exceptions from coverage which Buyer deems to be unacceptable, Buyer, at its option, may elect either (i) to permit the Seller to secure, at its expense, affirmative title insurance coverage with respect to the matters objected to, or (ii) to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Buyer upon written notice to the Title Company and this Agreement shall be of no further force or effect, or (iii) to waive such objections and proceed to close this purchase and sale transaction in accordance with this Agreement. If Buyer does not deliver written notice of objection to title to Seller as provided herein before the end of the Inspection Period, Buyer shall be deemed to have waived this condition precedent. Any exceptions on the title insurance commitment to which Buyer does not object or to which Buyer objects but waives such objection pursuant to this Section shall be deemed to be "Permitted Exceptions." Seller shall deliver at the Closing an updated title insurance commitment, effective as of the date and hour of the Closing, subject only to the Permitted Exceptions.

          B. Seller shall cause the Title Company to deliver to Buyer within ten (10) days after the Closing Date, at Seller's sole cost and expense, a 1992 ALTA Owner's Policy, covering the Property in the amount of the Purchase Price of the Property, effective as of the date and time of the Closing, subject only to the Permitted Exceptions, and including such other endorsements as Seller may have agreed to provide pursuant to Section 5A above. The standard preprinted exceptions regarding parties in possession, surveys, and mechanic's liens shall be deleted, at Seller's sole cost and expense. Seller shall deliver to the Title Company any instruments, documents, payments, indemnities, releases and agreements as the Title Company shall require in order to issue, amend or update the title insurance commitment as herein provided. At Closing, Seller shall obtain and deliver to Buyer such assurances as Buyer may reasonably request that the Title Company is irrevocably committed and prepared to issue its ALTA owner's policy to Seller in accordance with the foregoing requirements.

          C. If Title Company uses the escrow and closing services of an agent in connection with this transaction, Seller shall cause Title Company to issue to Buyer an insured closing letter, in form and substance reasonably satisfactory to Buyer, which insured closing letter shall protect Buyer from fraud or dishonesty of Title Company's agent in handling Buyer's funds or documents in connection with the Closing and against the failure of the Title Company's agent to comply with written closing instructions of Buyer or its counsel.

          D. During the Inspection Period, Buyer, at Seller's sole expense, shall obtain from Title Company or from a Uniform Commercial Code lien search service reasonably acceptable to Buyer, a current certificate reporting the results of a Uniform Commercial Code lien search of all appropriate records for security interests, financing statements, judgment liens, tax liens and all other liens against any personal property associated with or constituting a part of the Property. Buyer may cause such report to be updated and recertified to Buyer within five (5) days prior to the Closing Date, at Seller's sole expense. Buyer shall promptly deliver a copy of any such certificate and update to Seller, and Seller shall make arrangements on or before the Closing Date to have all liens against any personal property associated with or constituting a part of the Property shown thereon fully discharged.

     6.   Inspection by Buyer; Termination Rights; Bond Objectives.

          A. Inspection by Buyer. Subject to the rights of the tenants under the Tenant Leases, Buyer and Buyer's authorized agents and representatives may, from time to time, during regular business hours and on reasonable prior notice to Buyer and the managing agent of the Property, inspect all areas of the Premises for the purpose of making inspections thereof and conducting such tests and observations and compiling such information as Buyer may deem appropriate. No such inspection, however, shall constitute a waiver or relinquishment on the part of Buyer of its right to rely upon the covenants, representations, warranties or agreements made by Seller under this Agreement. Buyer shall pay when due all fees and expenses incurred in the performance of any such inspections, tests or observations and shall indemnify, defend, and save Seller harmless from any loss from mechanic's liens, claims for nonpayment of such charges or for damages arising out of the acts or omissions of the parties performing such inspections, tests, or observations.

          B. Examination of Records. Seller shall permit Buyer's accountants and authorized representatives to examine Seller's books, financial records and tenant files pertaining to the operation of the Premises prior to the Closing. Buyer's accountants and representatives shall be permitted access to such records during regular business hours. Seller acknowledges that Buyer intends to include the Property as a part of a public offering, and Seller consents to the disclosure of information regarding the Property, including financial information, in any such public offering. Seller further agrees to allow Buyer or its agents to audit Seller's statements of operations or perform procedures as considered necessary to comply with Securities and Exchange Commission regulations. Additionally, to the extent that a subsequent interim period(s) statement of operations is required to be included by Buyer in a public offering document, Seller agrees to allow Buyer's auditors access to the books and records of the Property necessary to complete procedures as required by securities laws or regulations. Seller shall provide Buyer with such information as Seller may have with respect to actual expenditures made on all repairs, maintenance, operation and upkeep of the Premises, including, without limitation, all taxes and utility payments within three years prior to the Closing, and dates of construction, installation and major repairs to the Premises.

          C. Inspection Period; Notice of Termination. Buyer's obligation to purchase the Property pursuant to the terms of this Agreement is specifically conditioned upon Buyer's approval of the Property, in Buyer's sole discretion. At any time on or prior to 11:59 pm on January 15, 1996 (the "Inspection Period"), Buyer may, for any reason in Buyer's sole discretion, terminate this Agreement by giving notice to Seller of Buyer's election to terminate this Agreement, and in such event, this Agreement shall terminate, and the Earnest Money Deposit, and all interest accrued thereon, shall be delivered by the Title Company to Buyer upon notice to the Title Company. If Buyer does not give such notice within the Inspection Period, Buyer's right to terminate under this Section 6C shall expire and this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the Inspection Period shall be extended one day for each day of delay in providing all of the documents referred to in Section 3, the survey referenced in Section 4, and the title insurance commitment and copies of all documents or items referred to therein as provided in Section 5. Upon expiration of the Inspection Period (and any additional period provided in either Section 4 or Section 5 to correct any deficiencies in either the survey or the title insurance commitment delivered pursuant to such Sections), if this Agreement has not been terminated by Buyer as provided in this Section 6C or in Section 4 or Section 5, the Earnest Money Deposit shall continue to be held by the Title Company, but shall then be nonrefundable to Buyer, except in the event of a default by Seller, or a failure of a condition of Buyer to Closing pursuant to Section 9, or except as otherwise specifically provided herein.

          D.   Bond Objectives.

               (i) In connection with the acquisition of the Property, Buyer intends and desires to accomplish the following (the "Bond Objectives"):

                    a. Amendments to the Existing Encumbrance Documents and the Bond Documents (the "Amendments") which shall effect the following: (i) approval by all necessary parties of ownership of the Bonds by Buyer without any requirement for having the Bonds rated, and for resale of the Bonds by Buyer to another party, provided that at the time of such sale the Bonds are rated "A" or better by Standard & Poor's Corporation; (ii) approval by all necessary parties of sale of the Property to Buyer, including without limitation the City of Englewood; (iii) approval by all necessary parties of the release of the letter of credit issued by Citibank, N.A., which letter of credit now secures the Bonds (the "Citibank Letter of Credit") as contemplated by Section 6D(i)(b) below; (iv) extending the maturity date of the Bonds to a date acceptable to the Buyer effective as soon as possible following the Closing; (v) providing the owner of the Property an option to fix the interest rate on the Existing Encumbrance and the Bonds as soon as possible following the Closing Date; and (vi) such other changes as Buyer may reasonably require consistent with the foregoing.

                    b. The negotiation and approval by Buyer of a form of an assumption agreement (the "Assumption Agreement"), wherein the Buyer is substituted for Seller as the borrower in connection with the Existing Encumbrance, the Regulatory Agreement and related documents (as such documents have been modified in connection with the Amendments); provided that under the terms of the Assumption Agreement Buyer shall not assume any liability in connection with the Citibank Letter of Credit or otherwise to Citibank, N.A. except to the extent set forth in the Tri-Party Agreement (as hereinafter defined).

                    c. The negotiation and approval by Buyer of a tri-party agreement among Buyer, Seller and Citibank, N.A. (the "Tri-Party Agreement"), wherein (i) Buyer agrees to either cause the return of the Citibank Letter of Credit at Closing or post cash collateral or other collateral acceptable to Buyer and Citibank, N.A. (the "Buyer Collateral") with Citibank, N.A. in the principal amount of the indebtedness being assumed by Buyer pursuant to the Assumption Agreement and such additional amount as may be necessary to provide collateral for interest that will accrue through ______________, (ii) Citibank, N.A. agrees to release the lien of its deed of trust on the Premises and any other lien or encumbrance it may have on the Property, and
(iii) the parties agree that if the Citibank Letter of Credit has not been returned by then, on or about ______________, (A) a draw shall be permitted on the Citibank Letter of Credit in the amount up to the principal amount of the Bonds and accrued but unpaid interest thereon, (B) Citibank, N.A. shall reimburse itself from the Buyer Collateral for the full amount of such draw, and (C) the Citibank Letter of Credit shall be returned to Citibank, N.A. and Citibank, N.A. shall return to Buyer any unused portion of the Buyer Collateral.

               (ii) Seller hereby agrees to cooperate with Buyer in connection with the achievement of the Bond Objectives. The cooperation of Seller shall include the execution of documents and certificates reasonably necessary to accomplish the Bond Objectives to the extent that Seller participation is necessary, as well as customary warranties and representations and other actions as may be necessary of Seller to accomplish the Bond Objectives. Buyer shall be responsible for causing bond counsel to be retained and paying the costs of bond counsel and the other costs and expenses Buyer deems necessary to accomplish the Bond Objectives.

     7.   Closing.

          A. Initial Closing Date. The closing of the transaction contemplated hereby (the "Closing") shall take place at the offices of Brownstein Hyatt Farber & Strickland, P.C., 410 Seventeenth Street, Suite 2222, Denver, Colorado 80202, at 10:00 a.m., on February 20, 1996 (the "Initial Closing Date").

          B. Extension of Initial Closing Date. Notwithstanding the foregoing, Buyer shall have the right, upon payment to Seller of an additional earnest money deposit in the amount of Fifty Thousand and no/100 Dollars ($50,000.00) (the "Additional Earnest Money Deposit"), to extend the Initial Closing date to April 23, 1996 (the "Extended Closing Date"). Such election to extend the Initial Closing Date shall be exercised by written notice delivered to Seller on or before the Initial Closing Date, accompanied by the Additional Earnest Money Deposit in immediately available funds. At the Closing, the Additional Earnest Money Deposit shall be credited against and reduce the cash portion of the purchase price for the Property. The Additional Earnest Money Deposit shall be nonrefundable to Buyer, except in the event of a default by Seller, or a failure of a condition of Buyer to Closing pursuant to Section 9, or except as otherwise specifically provided herein.

As used herein, the term "Closing Date" shall refer to the Initial Closing Date or the Extended Closing Date, as applicable.

     8.   Representations of Seller.

          A. Seller, to induce Buyer to enter into this Agreement and to purchase the Property, represents to Buyer that the following matters are true as of the date hereof and shall be true as of the Closing Date:

               (i) Exhibit "B" hereto (the "Rent Roll") is a true, complete and correct listing of all existing leases (including all amendments or side agreements) at the Premises in effect as of the date hereof (the "Tenant Leases"), which Exhibit "B" correctly sets forth: (i) the total number of apartments at the Premises, (ii) the name of each existing tenant residing in each apartment, (iii) apartment number designation, (iv) apartment type showing number of bedrooms and bathrooms in each apartment, (v) rent actually being collected, (vi) the expiration date or status of the term of the lease (including all rights or options to renew), (vii) the current rent (the "Standard Rental") and other payments actually being collected and which the tenant is obligated to make under the lease, (viii) the current outstanding balance of all security deposits held thereunder and (viii) the information required pursuant to Section 8A (ii), (iii) and (iv) hereof.

              (ii) There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Premises other than as set forth in Exhibit "B". True, correct and complete copies of the form of Tenant Lease(s) have been submitted by Seller to Buyer as attached hereto as Exhibit "C". Seller represents to Buyer that such form of Tenant Lease(s) is being used by Seller in all material respects in connection with Seller's leasing of the Premises. Except as otherwise noted on Exhibit "B", (i) each of the Tenant Leases is valid and subsisting and in full force and effect, has not been amended, modified or supplemented and the tenant, licensee or occupant thereunder is in actual possession, (ii) no tenant has asserted any claim, offset or defense which would in any way affect the collection of rent from such tenant, (iii) there are no pending summary proceedings or other legal action for eviction of any tenant, and (iv) no written notice of default or breach on the part of the landlord under any of the Tenant Leases has been received by Seller or its agents from the tenant, licensee or occupant thereunder. Except as noted on Exhibit "B", no tenants are in arrears for the payment of rent for any month preceding the month of the date of this Agreement, and Seller has not received any notice from any existing tenant of an intention to vacate. No tenant, licensee or other occupant under any of the Tenant Leases has any right or option to acquire the Premises, or any part thereof or interest therein. The copies of the Tenant Leases delivered to Buyer constitute the sole agreements binding upon the owner of the Premises and the respective tenants of the Premises with respect to the Premises.

             (iii) The rents set forth on Exhibit "B" are the actual rents presently being collected by Seller under the Tenant Leases and, Seller has no knowledge of any default by any tenant under its lease. Except as otherwise set forth on Exhibit "B", no tenant, licensee or occupant under any of the Tenant Leases is entitled to any concessions, rent-free occupancy, allowances, rebates or refunds, or has prepaid any rents or other charges for more than the current month. No security deposits have been paid by any present tenants of the Premises which have not heretofore been returned, except as set forth on Exhibit "B" hereto.

              (iv) Seller has not collected and, without Buyer's prior written consent, will not collect or accept payment of rent (other than security deposits) more than one month in advance, except as shown on Exhibit "B".

               (v) No brokerage or leasing commission or other compensation is or will be due or payable on or after the Closing to any person, firm, corporation or other entity (including Seller or any affiliate of Seller) with respect to or on account of any of the Tenant Leases or any extensions or renewals thereof.

              (vi) To the best of Seller's knowledge, Seller has performed all obligations (including the payment of all sums due to third parties) which obligations have accrued as of the date hereof under the Tenant Leases and under all other agreements relating to the Premises.

             (vii) Exhibit "D" attached hereto is a complete and correct list of all existing management, service, equipment, supply, maintenance, union or collective bargaining agreements with respect to or affecting the Premises (the "Service Agreements") and each of such agreements has not been amended, modified or supplemented, except as set forth on Exhibit "D". No written notice of default or breach by Seller in the terms of any such Service Agreements has been received by Seller or its respective agents. Seller has performed, and at Closing shall have performed, all obligations which it has under said Service Agreements.

            (viii) To the best of Seller's knowledge, all persons who are employed in connection with the management, operation and maintenance of the Premises (i) are non-union employees and (ii) have been paid with respect to all benefits properly accrued.

              (ix) All charges for services or material related to the Property, including, without limitation, water, sewer, gas and electric bills, have been paid or will be paid as of the Closing Date, or appropriate adjustment made therefor in accordance with the terms hereof.

               (x) Seller has not received any notices from any governmental authority requiring any public improvements or installations on or in connection with the Premises, or asserting any violation of any applicable law, regulation or other governmental requirement, and Seller is not otherwise aware of any such violations or requirements of public improvements or installations. In the event any such notices are served or received prior to the Closing (excluding any notices of violation which are the obligation of any of the tenants under the Tenant Leases) (the "Excluded Violations"), Seller shall effect full compliance therewith prior to the Closing.

              (xi)  With respect to environmental matters:

                    a. to the best knowledge of Seller, no Hazardous Substances are present in, on or under the Property and there is no present Release or threatened Release of any Hazardous Substances in violation of Environmental Laws, which is of material respect, in, on or under the Property;

                    b. to the best knowledge of Seller, no written notices, written complaints or orders of violation or non-compliance with Environmental Laws addressed to Seller, or the owner of the Property have been received by or are in the possession of Seller and no federal, state or local environmental investigation is pending or has been threatened against Seller, which is of material respect, with regard to (A) the Property or any use thereof; (B) any alleged violation of Environmental Laws with regard to the Property; (C) any failure by Seller to have any environmental permit, certificate, approval, registration or authorization required for the conduct of its business; (D) the generation, treatment, storage, recycling transportation, disposal or Release (each a "Regulated Activity") of any Hazardous Substances on, at or under the Property; or (E) the existence on nearby real property of Hazardous Substances that could migrate to the Property. For purposes of this Agreement, "Release" shall have the meaning given to that term in 42 U.S.C. Section 9601(22);

                    c. to the best knowledge of Seller, the Property has not been used by Seller for the conduct of any Regulated Activity other than in compliance in all material respects with Environmental Laws;

                    d. to the best of Seller's knowledge, there exists no petroleum contamination to the Property in violation of applicable Environmental Laws which originated on the Property, and to the best of Seller's knowledge, there exists no underground storage tanks or surface impoundments, active or abandoned, at, on or under the Property in violation of applicable Environmental Laws; and

                    e. to the best of Seller's knowledge, it has not caused a Release which is of a material respect of any Hazardous Substances, nor is there any friable asbestos, polychlorinated biphenyls, formaldehyde or lead at, on or under the Property, the removal of which is currently required by any Environmental Law or the maintenance of which constitutes a violation of any material respect of any Environmental Law.

As used in this Agreement, (A) (Environmental Laws" shall mean and include the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42
U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act of
1975,
49 U.S.C. Section 1801 et seq., the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal
Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136, et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the National Environmental Policy
Act, 42 U.S.C. Section 4321 et seq., and the Occupational Safety and Health
Act,
29 U.S.C. Section 651 et seq., and all similar federal, state and local environmental laws, ordinances, rules, codes and regulations, as any of the foregoing may have been from time to time amended, supplemented or supplanted which relate to the environment or the regulation or control of imposing liability or standards of conduct concerning Hazardous Substances (as hereinafter defined), and (B) "Hazardous Substances" shall mean any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, its derivatives, by-products and other hydrocarbons and is regulated by any governmental authority, including any agency, department, commission, board or instrumentality of the United States, the state, or any political subdivision thereof, where the Property is located; provided, however, that Hazardous Substances shall not include material used or stored in the ordinary course of business in connection with the operation or maintenance of the Property in compliance in all material respects with all Environmental Laws.

             (xii) Seller presently causes to be maintained policies of insurance with respect to the Premises which policies insure the Premises in amounts deemed adequate by Seller in the exercise of reasonable commercial judgment against all risks usually insured against by persons operating similar properties and underwriting similar operations in the locality where the Premises are located.

            (xiii) To the best of Seller's knowledge, there is no action, suit, investigation or proceeding pending or threatened against or affecting the Property or any portion thereof by any person or government agency, board or bureau, except as set forth on Exhibit "E" hereto.

             (xiv) Seller has no knowledge of any pending or threatened condemnation or eminent domain proceedings which would affect the Premises, except as set forth on Exhibit "E" hereto.

              (xv) Seller has delivered to Buyer a copy of the latest real estate tax bill with respect to the Premises. There are no proceedings presently pending for the reduction of the assessed value of the Premises which have been initiated by or on behalf of Seller.

             (xvi) The persons signing this Agreement on behalf of Seller have the requisite power and authority to execute and deliver this Agreement in the name of Seller and to create thereby a binding obligation of Seller, and the execution, delivery and performance of this Agreement will not constitute a default under any agreement of Seller, require the consent under any such agreement or of any person or give any person any right to terminate any Tenant Lease or other agreement relating to the Premises.
Notwithstanding the above, Buyer acknowledges that as of the Effective Date, Seller is soliciting approval from its constituent partners but has not yet received the required number of approval votes. Seller shall exercise reasonable efforts to obtain such approval. In the event that Seller is unable to obtain such approval within ten (10) days from the Effective Date, Seller will promptly so notify Buyer in writing, whereupon this Agreement shall terminate and the Earnest Money Deposit shall be forthwith returned to Buyer. Seller's failure to notify Buyer in writing on or before ten (10) days from the Effective Date that it has not received such approval shall constitute Seller's waiver of the foregoing condition.

            (xvii)  To the best of Seller's knowledge there are no material
(i) interior or exterior structural defects in the Improvements or mechanical systems of the Improvements, (ii) defects in the plumbing, electrical, mechanical, heating, ventilating or air-conditioning systems, or (iii) defects in the parking areas of the Premises, and all hot water heaters, refrigerators, ranges, dishwashers, disposals, package heating and air-conditioning units, personalty, and other equipment now located in or on the Improvements are in good working order and/or shall be on the Closing Date. To the best of Seller's knowledge, the roof of each building is watertight and free of leaks.

           (xviii) Except as noted on Exhibit "F", Seller has not entered into any contract for goods and/or services relating to the Premises which may not be cancelled without charge to Buyer upon not more than thirty (30) days written notice. Seller has not entered into any management agreement for the Premises which will be in effect on the Closing Date.

             (xix) Utility services to the Premises, including but not limited to water, sewer, telephone, cable TV, electric and gas, are being provided in sufficient quantities to permit the use and occupation of the Premises for the intended use.

              (xx) To the best of Seller's knowledge the Premises are free from infestation by termites and any damage from previous termite infestation.

             (xxi) Seller has delivered or shall deliver to Buyer in the time periods required hereby true, correct and complete financial statements for the Premises for the calendar years 1993 and 1994, including notes, comments, schedules, and supplemental data therein (collectively, "Financial Statements"), all of which have been prepared from the books and records of Seller.

            (xxii) Regardless of whether Seller would otherwise be obligated under Colorado law, Seller has paid, has caused to be paid or will pay any and all taxes incurred by it as a result of the transactions contemplated by this Agreement, including, but not limited to transfer taxes, gains taxes, sales and use taxes and bulk sales taxes.

           (xxiii) To the best of Seller's knowledge, the Property, the use of the Property and the transfer of the Property pursuant to this Agreement does not and will not violate any applicable subdivision, zoning, land-use or other similar law, code, ordinance or regulation relating to the Property.

            (xxiv) Except for any default that will be fully cured on or before the Closing Date, Seller is not in default in the payment of principal or interest or other amounts due under the Existing Encumbrance, and to the knowledge of Seller there are no other defaults, and no facts exist which, with the giving of notice and/or the passage of time, would constitute a default, under the Existing Encumbrance, any regulatory agreement executed in connection therewith, or any other documents relating to or executed in connection with the Existing Encumbrance.

          B. Seller has not knowingly failed to disclose anything material in connection with the Premises.

          C. Seller has not received any written notice from the insurance companies insuring the Premises requiring Seller to perform any work at the Premises.

          D. The representations contained in this Section 8 shall survive the Closing hereunder.

          E. On the Closing Date, Seller shall execute and deliver to Buyer a certificate stating that each of the warranties and representations set forth in this Section 8 is true and correct as of the Closing Date and that there exists no non-performance or breach in respect of any of the agreements, covenants, representations or warranties on the part of Seller contained in this Agreement.

          F. Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all loss, cost, expense, damage or liability suffered or incurred by Buyer as a result of any of the warranties and representations set forth in this Section 8 or in the certificate to be delivered by Seller to Buyer pursuant to Section 8F above, not being true and correct in all material respects.

          G. As used in this Agreement, the phrase "to the best of Seller's knowledge" means the actual knowledge of Thomas H. Burleson and Timothy J. Hogan, without inquiry, investigation, or further review of Seller's records, except for discussions with Seller's asset managers, property managers and maintenance personnel directly responsible for the use, operation and management of the Property, and without imputation of the knowledge of specific laws, rules and regulations or their impact.

     9. Conditions to the Obligations of Buyer. The obligation of Buyer under this Agreement to purchase the Property from Seller is subject to the satisfaction of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer at or prior to the Closing):

          A. The representations set forth in this Agreement shall be true and correct as of the date of this Agreement and at the Closing in all material respects and the covenants of the Seller set forth herein shall have been performed at or before the Closing, except as otherwise specified herein.

          B. Seller shall have performed all of its covenants and obligations and complied in all respects with all conditions required by this Agreement, including without limitation the obligation to make any payments required by Section 2 hereof.

          C. The Amendments shall have been executed by the appropriate parties, including the City of Englewood.

          D. The Assumption Agreement shall have been executed by the parties thereto, and the closing of the transactions described therein shall occur concurrently with the closing of the sale of the Property on the Closing Date pursuant to this Agreement.

          E. Buyer shall have received an estoppel certificate from the trustee of the bond issue relating to the Property and the holder of the Existing Encumbrance, certifying that no default exists under the Existing Encumbrance Documents, any regulatory agreement related thereto, or any documents executed in connection therewith, all in form reasonably acceptable to Buyer.

          F. The Tri-Party Agreement shall have been executed by the parties thereto, and the transactions required by the Tri-Party Agreement shall close on the Closing Date.

          G. Buyer shall have received all third party approvals it reasonably deems necessary in connection with the Amendments, the Assumption Agreement and the Tri-Party Agreement to avoid violation of any applicable law or agreement affecting the Property or the Bonds. Such approval shall include such opinions of counsel as may be required by Buyer or under the Existing Encumbrance Documents, including, without limitation, an opinion of bond counsel that the transfer will not affect the exclusion of interest from such Bonds from income for Federal tax purposes (subject to the customary exclusions to such opinion).

If any of the conditions set forth in herein are not fulfilled or otherwise waived by Buyer, then Buyer shall have no obligation to consummate the transaction described herein and upon written notice to Seller stating Buyer's intention not to proceed with the transaction contemplated by this Agreement, the Earnest Money Deposit (and, if applicable, the Additional Earnest Money Deposit) shall be returned to Buyer, and the parties shall have no further liability hereunder. All conditions of the Closing hereunder shall be deemed satisfied upon consummation of the Closing.

     10. Operations Prior to Settlement. Between the date of the execution of this Agreement and the Closing Date:

          A. Seller, in accordance with its normal practices and procedures, will continue to maintain and to make all repairs and replacements to the Premises and the Personalty so as to keep the Premises and the Personalty in substantially its present condition, subject to the provisions of Section 13 hereof, and Seller shall operate and manage the Premises and the Personalty in the same manner as it has operated the Premises prior to the date hereof. Without limiting the above, Seller shall take all actions necessary to make apartment units ready for new tenants within five (5) days after vacation thereof by the previous tenant.

          B. Seller will use commercially reasonable efforts from the date hereof through the date of the Closing to (i) continue to rent the Premises,
(ii) modify, renew or extend any Tenant Lease on an as needed basis and (iii) enter into any agreement to complete work for any tenant for a period extending beyond the Closing Date, provided such work is in the ordinary course of managing the Premises or in fulfillment of Seller's obligation as Landlord.

          C. Seller will not enter into or accept the surrender of any of the Service Agreements, Tenant Leases or grant any concession, rebate, allowance or free rent at the Premises unless (i) such Service Agreement is commercially reasonable, (ii) such Service Agreement is terminable upon thirty (30) days notice, and (iii) Seller shall give Buyer prior notice that such Service Agreement is to be executed. Prior to the end of the Inspection Period, Buyer shall determine which of the Service Agreements that are terminable that Buyer elects to have terminated by the Closing Date, and shall give Seller notice thereof. At the Closing, Seller shall terminate all Service Agreements specified in such notice, and as provided elsewhere herein, in connection with the Closing, Buyer shall assume all other Service Agreements (the "Assumed Service Agreements").

          D. Seller shall cause all certificates of occupancy to be observed and to be kept in full force and effect. Seller shall cause all obligations under the Service Agreements to be performed. Seller shall not permit any Service Agreement to be voluntarily renewed, amended or terminated, unless such renewal, amendment or termination is commercially reasonable. Seller shall carry on and conduct the operation of the Property in substantially the same manner as such business is now and has heretofore been conducted to the extent same is commercially reasonable, including (but not limited to) maintenance of and compliance with the insurance policies. Seller shall maintain insurance at the Premises and operate the Premises in accordance with all applicable laws, rules, regulations, ordinances, licenses and permits.

          E. Seller shall not remove any personal property, personalty, fixtures or equipment located in the Premises except as may be required for maintenance, repair and/or replacement or where such removal is commercially reasonable. All replacements shall be (i) completed free and clear of any liens and encumbrances, (ii) of quality at least equal to the replaced items and (iii) deemed included in the sale, without cost or expense to Buyer.

          F. Seller shall carry on or cause to be carried on, the operation of the Premises in the ordinary course of business between the date hereof and the Closing Date. Except as Buyer may otherwise request, and without making any commitment on its behalf, Seller will utilize reasonable efforts to keep its business organization intact and to keep available to Buyer the services of its present material (i.e., key) employees.

          G. No contract for or on behalf of or affecting the Premises shall be negotiated or entered into which cannot be terminated on not more than 30 days' notice as of or after Closing without charge, cost, penalty or premium, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

          H. Seller will deliver to Buyer, as soon as available to Seller, any new monthly operating statements and leasing reports with respect to the Premises for each calendar month which elapses between the date of execution hereof and the Closing Date. Seller will also deliver to Buyer, as soon as available to Seller, any new leasing reports with respect to the Premises for each week which elapses between the date of execution hereof and the Closing Date, which leasing reports shall show all new leases, with the information relating thereto which is set forth in the Rent Roll.

          I. Seller shall cause all debts and liabilities for labor, material and equipment incurred by Seller prior to the Closing Date, which could result in a lien against the Property, to be promptly paid in full.

          J. Seller shall cause to be paid all taxes and assessments levied or assessed against the Property or any part thereof on or before the Closing Date, other than real property taxes not yet due.

          K. Seller shall, immediately upon obtaining knowledge of (i) the institution of any proceedings for the condemnation of the Property, or any portion thereof; (ii) any other proceedings arising out of injury or damage to or upon the Property or any portion thereof; (iii) any violation of the applicable laws, ordinances, rules or regulations regarding the Property or any portion thereof; or (iv) any proceeding which could affect or cloud title to or ownership of the Property, or any part thereof, notify Buyer of the pendency of such proceeding or violation. If any of such proceedings or violation materially and adversely affects the Property, or any portion thereof, upon such notification, Buyer shall have a period of ten (10) days from such notification (but not beyond the Closing Date) to terminate this Agreement by written notice to Seller, and upon such termination the Earnest Money Deposit (and the Additional Earnest Money Deposit, if applicable) shall be promptly returned to Buyer.

          L. Between the date of this Agreement and the Closing, Seller shall not, in violation of any Environmental Laws in any material respect, intentionally, knowingly and willfully use, produce, process, manufacture, generate, treat, handle, store or dispose of any Hazardous Substances in, on or under the Property, or use the Property for any such purposes, or Release any Hazardous Substances into any air, soil, surface water or groundwater comprising the Property. Between the date of this Agreement and the Closing, Seller shall use reasonable efforts to comply with all Environmental Laws applicable to the Property, or its use or occupancy thereof. Between the date of this Agreement and the Closing, Seller shall use reasonable efforts to obtain all permits, licenses and approvals required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Property, comply and use its best efforts to cause the tenants to comply with all Environmental Laws and with all such permits, licenses and approvals, and to keep all such permits, licenses and approvals in full force and effect. Immediately after Seller obtains any information indicating that any Hazardous Substances may be present or any Release or threatened Release of Hazardous Substances may have occurred between the date of this Agreement and Closing in, on or under the Property (or any nearby real property which could migrate to the Property) or that any violation of any Environmental Laws may have occurred between the date of this Agreement and Closing at the Property, Seller shall give written notice thereof to Buyer with a reasonably detailed description of the event, occurrence or condition in question. Seller shall immediately furnish to Buyer copies of all written communications received between the date of this Agreement and Closing by Seller from any person (including notices, complaints, claims or citations that any Release or threatened Release of any Hazardous Substances or any violation of any Environmental Laws has actually or allegedly occurred) or given between the date of this Agreement and Closing by Seller to any person concerning any past or present Release or threatened Release of any Hazardous Substances in, on or under the Property (or any nearby real property which could migrate to the Property) or any past or present violation of any Environmental Laws at or in connection with the Property.

     11. Provisions with Respect to Closing. At the Closing, Seller shall deliver to Buyer the following:

          A. Deed. Special warranty deed, subject only to the Permitted Exceptions, duly executed and acknowledged and in proper form for recording.

          B. Bill of Sale. A valid bill of sale or valid bills of sale for the Personalty in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged by Seller.

          C. Assignment of Leases. A valid assignment or valid assignments of the Tenant Leases, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged by Seller assigning to Buyer the interests of Seller in the Tenant Leases, together with the original executed copy of each Tenant Lease; and letters prepared by Buyer (and approved by Seller, which approval shall not be unreasonably withheld) and addressed to each of the tenants informing them of the sale and assignment and directing them to make future payments of rents to Buyer or its nominee or assignee, as Buyer may elect; together with lease files containing all lease guarantees, notices from tenants, general correspondence and the like. Buyer shall assume, and indemnify Seller with respect to, all of the obligations of Seller with respect to the proper application of any tenant security deposit, and all interest thereon payable to any tenant, for which Buyer received a credit (or which was transferred to Buyer) at the Closing and shall assume, and indemnify Seller with respect to, all of the obligations of the landlord under the Tenant Leases accruing or arising from and after the Closing Date. Seller shall also notify any bank in which Seller maintains a lockbox account for the receipt of rents from the Premises that all amounts received by such bank after the Closing Date shall be delivered to Buyer.

          D. Assignment of Name. A valid assignment in recordable form, duly executed and acknowledged by Seller, assigning to Buyer all of the right, title and interest of Seller in and to the name The Marks Apartments in connection with the Premises, together with such documents as shall be necessary to transfer any logos, trademarks or service marks associated with such names and for proper termination of the use of said name by Seller.

          E. Assignment of Service Agreements and Warranties. A valid assignment duly executed and acknowledged by Seller, in form and substance reasonably satisfactory to Buyer, of the rights of Seller under (i) each of the Service Agreements, and (ii) each of the Warranties, together with original copies or duly executed counterparts thereof; provided, however, that if any such agreement requires the approval of the other party thereto prior to assignment thereof to a third party, then the assignment of such agreement shall be accompanied by such written approval. Seller shall perform, and shall indemnify Buyer with respect to, all of the obligations of Seller accruing or arising prior to the Closing under the Service Agreements. Buyer shall assume, and shall indemnify Seller with respect to, all of the obligations of Seller accruing or arising from and after the Closing under the Service Agreements.

          F. Assignment of Other Interests. An assignment duly executed and acknowledged by Seller, in form and substance reasonably satisfactory to Buyer, of the rights of Seller in and to the Other Interests.

          G. Updated Rent Roll and Tenant Schedule. An updated Rent Roll and schedule of Tenant Leases supplied by Seller which contains all information required to be set forth in Exhibit "B", which schedule is correct and complete as of the Closing Date.

          H. FIRPTA Affidavit. The affidavit referred to in Section 1445 of the Internal Revenue Code with all pertinent information confirming that Seller is not a foreign person, trust, estate, corporation or partnership.

          I. Property Records. All records (including tax certiorari filings), documents, information and data in the possession of Seller or its agents concerning the Property. If the Buyer retains Seller's managing agent, then delivery of documents herein prescribed need not occur with respect to those documents already in the possession or control of such managing agent.

          J. Transfer Tax Return. If required, all transfer and gains tax returns fully executed and completed by Seller.

          K. Indemnification. An indemnification from Seller, on behalf of Seller and its affiliates, for any brokerage commissions payable or which will become payable in connection with any Tenant Lease.

          L. Security Deposits. All security deposits relating to the Property which have not been forfeited or applied, shall be credited against the Purchase Price of the Property.

          M. Evidence of Payment and Discharge of Liens and Encumbrances. Evidence satisfactory to the Title Company and reasonably satisfactory to Buyer that all liens, encumbrances and assessments against the Property, except the lien of current taxes, have been paid and discharged or that such liens, encumbrances and assessments will be fully paid and discharged by Title Company on the Closing Date using Seller's proceeds of sale.

     12.  Prorations and Credits.

          A. The items listed below shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date. To the extent that the amounts of the items to be prorated are ascertainable as of the Closing Date, they shall be prorated at the Closing. To the extent that the amounts of the items to be prorated are not reasonably ascertainable as of the date of closing, they shall be adjusted as promptly after the Closing as the amounts thereof are ascertained. Any errors or omissions in computing the prorations at the Closing shall be promptly corrected and this obligation shall survive the Closing hereunder for a period of six (6) months from the Closing Date.

               (i) Water, sewer, fire protection inspection services, electric, telephone and all other utility charges.

              (ii) Prepaid rents (including tax and similar participations), utility deposits.

             (iii) Prepaid service, maintenance and other similar contracts with respect to the Service Agreements.

              (iv) Buyer shall receive a credit against the Purchase Price in an amount equal to the outstanding security deposit liability to which it will be subject with respect to Tenant Leases as evidenced by the Rent Roll delivered by Seller at the Closing.

               (v) a. Rents (including furniture, carport, garage and all other rental amounts payable by tenant of the Premises) for the month of Closing shall be prorated. Unpaid rents from tenants shall not be prorated at the Closing. In the event that on the Closing Date, any tenant is in arrears in the payment of rent for the month of the Closing and/or any months prior thereto, Buyer shall hold any rents (net of the reasonable costs of collection) collected after the Closing Date from such tenant in trust for the benefit of Seller, and shall promptly remit such rents (net of reasonable costs of collection) to Seller for application in reduction of such arrearage; provided, however, that no sums received by Buyer shall be so paid to Seller for application to rents in arrears unless and until such rent and other charges due for the periods subsequent to the Closing shall have been received and retained by Buyer.

                    b. Buyer agrees to bill tenants, and to send Seller copies of all rent bills within a reasonable time, for all charges payable by them, and other charges due under the Tenant Leases and for which charges Buyer is entitled to payment of all or a portion thereof, and Buyer shall promptly remit to Seller Seller's share of such sums up to the Closing Date, after collection. Subject to subsection (v)a above, Buyer shall have the right, in good faith, to settle or adjust any amount of such rents or charges due from any tenant without Seller's prior consent, provided that such settlement or adjustment applies ratably to all amounts of such charges due from such tenant.

                    c. Buyer agrees to use reasonable efforts to collect rent arrearages due Seller from tenants, provided that Buyer shall not be obligated to commence any litigation against such tenants, incur any expense in collecting such arrearages (other than the expense of routine billing) or terminate a Tenant Lease.

              (vi) Real Estate Taxes and Special Assessments.
Notwithstanding anything to the contrary contained herein, (i) real estate taxes shall be prorated on the basis of the latest valuations and mill levies, and shall be subject to readjustment as soon as the actual valuation and mill levies for the year of Closing are conclusively determined, (ii) Seller shall be responsible to pay in full at or prior to Closing any special assessments which may be a lien on the Property for improvements to the Property such as, but not limited to, curb and gutter, sidewalk, street and alley improvements, and (iii) assessments on the Property by special districts that impose periodic assessments to provide the Property with services such as fire protection and water and sanitation facilities shall be prorated as of the Closing Date.

               (vii) Such other items of income and expenses as are customarily prorated in real estate transactions.

          B. Seller shall furnish readings of the water, gas and electric meters at the Premises to the Closing Date. Seller shall cooperate with Buyer to provide, as of the Closing Date, for a cancellation of electricity and other utility services in Seller's name and a resumption thereof in Buyer's name. If such a timely cancellation and resumption occurs, there shall be no proration of water, gas and electric charges as provided in
Section 12A(i).

          C. All transfer taxes and all sales and use taxes imposed on or in connection with this transaction shall be paid by Seller, regardless of whether Seller would otherwise be obligated under Colorado law. Seller and Buyer shall each execute and swear to the returns in connection with the aforesaid taxes.

          D. If in connection with the assumption by Buyer of Seller's obligations under the Existing Encumbrance Documents, Seller transfers to Buyer the interest of Seller in any deposits, escrows or funds held by the holder of the Existing Encumbrance, then Seller shall receive a credit for the actual amount of such deposits, escrows or funds so transferred. In addition, Buyer shall receive a credit for any accrued, but unpaid interest on the Existing Encumbrance attributable to the period prior to the Closing Date. If and to the extent the terms of this Section 12D conflict with the Assumption Agreement to which Buyer and Seller are a party, the terms of the Assumption Agreement shall control.

     13.  Casualty Loss.

          A. Seller shall cause the insurance policies now in effect with respect to the Premises to be maintained until the Closing. If at any time prior to the Closing Date, any portion of the Premises is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and, within ten (10) days thereafter, shall provide Buyer with an estimate of the cost of restoring the Premises to the condition it was in immediately before such damage or destruction.

          B. If the cost of restoring and repairing the portion of the Premises so damaged to substantially its present condition is not more than Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars, as reasonably estimated by a general contractor selected by Seller and reasonably approved by Buyer, then Buyer shall have no right to terminate this Agreement and shall purchase the Premises in its damaged condition and be fully responsible for repair thereto, but without reduction of the Purchase Price or any other claim or offset. Seller shall assign to Buyer the right to receive all insurance proceeds payable to Seller as a result of such fire or other casualty, provided that Seller shall be entitled to retain, to the extent theretofore paid, and shall not be obligated to assign the right to receive, to the extent not theretofore paid, an amount of such insurance proceeds equal to Seller's expenses incurred in collecting such proceeds and any sums expended by Seller in connection with the repair of such damage or destruction. Seller shall pay to or credit Buyer with the amount of the deductible under the insurance policy covering the Premises.

          C. If the cost of restoring and repairing the portion of the Premises so damaged to substantially its present condition is more than Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars, as reasonably estimated by a general contractor selected by Seller and reasonably approved by Buyer, then Buyer shall have the option, to be exercised within five (5) business days from the date of Buyer's receipt of such estimate, to terminate this Agreement, in which case the Earnest Money Deposit (and the Additional Earnest Money Deposit, if applicable) shall be returned to Buyer and neither party hereto shall have any further duties, obligations or liabilities to the other. If Buyer shall not elect to terminate this Agreement as provided above, then this Agreement shall remain in full force and effect and the provisions of Section 13B hereof shall apply to such damage and any insurance proceeds payable in connection therewith.

     14. Brokerage. Seller and Buyer each represent and warrant to each other that it has not dealt with any broker or other intermediary, in connection with or relating to the sale and purchase which is the subject of this Agreement. Seller and Buyer shall defend, indemnify and hold the other harmless from and against any and all liability, claim, charge or damages, including without limitation, counsel fees and court costs, incurred by the other as a result of any breach by the indemnitor of the foregoing representation.

     15.  Eminent Domain.

          A. If at any time prior to the Closing Date, there shall be a taking by eminent domain proceedings or the commencement of any such proceedings, with respect to all or any "material part" of the Premises, Seller shall promptly give written notice thereof to Buyer, and Buyer shall have the right, at Buyer's sole option, to terminate this Agreement by giving written notice to Seller before the earlier to occur of (i) thirty (30) days after Buyer receives written notice of such proceedings or (ii) the Closing Date, in which event the Earnest Money Deposit (and the Additional Earnest Money Deposit, if applicable) shall be returned to Buyer. If Buyer does not so terminate this Agreement, the purchase price for the Premises shall be reduced by the total of any awards or other proceeds received by Seller (directly or indirectly) with respect to any such taking, and at the Closing Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable by reason of any taking. For purposes of this Section 15A, a taking by eminent domain or condemnation proceedings that results in a diminution in value of the Premises by $250,000.00 or more or an award of $250,000.00 or more shall be deemed to be a taking of a "material part" of the Premises.

          B. Until such time as the Closing has occurred, or this Agreement terminates, any negotiation for or agreement to, and all contests of, any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of Seller and Buyer.

     16. Acceptance of Property "As Is". Buyer acknowledges and agrees that, prior to Closing it will have had full opportunity to inspect and investigate every aspect of the Property, including all matters related to legal status or requirements, physical condition, zoning, environmental condition, title, leasing, contracts and all other matters of significance. Buyer specifically acknowledges and agrees that the Property is being sold in an "AS IS" condition and "WITH ALL FAULTS" as of the date of the Closing. Except as otherwise expressly set forth in this Agreement and in the documents to be delivered by Seller to Buyer at the Closing, no statements, representations or warranties have been made or are made, and no responsibility has been or is assumed, by Seller, or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller, as to any matters concerning or that might in any manner affect the Property, including the condition or repair of the Property or the value, expense of operation, or income potential thereof, and Buyer is not relying upon any such statement, representation or warranty.

          Further, to the extent that Seller has provided to Buyer information or reports regarding any inspection, engineering, environmental or other matters regarding any aspect of the Property, Seller makes no representations or warranties with respect to the accuracy, completeness, methodology of preparation or otherwise concerning the contents of such reports.

     17. Statutory Compliance. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYER SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES. (C.R.S.
SECTION 38-35.7-101).

     18. Further Assurances. Buyer and Seller shall execute and deliver each to the other such documents and instruments and take such further actions as may be reasonably necessary or required to consummate the transactions contemplated by this Agreement.

     19. Entire Agreement. This is the entire agreement between the parties and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

     20. Survival. Except as otherwise provided herein, all agreements, warranties and representations contained herein shall survive Closing, and shall not be deemed to have merged into the deed.

     21. Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested, or by overnight courier or may be personally delivered to the following addresses:

     If intended for Buyer:

          WELLSFORD RESIDENTIAL PROPERTY TRUST
          370 Seventeenth Street, Suite 3100
          Denver, CO  80202
          Attn: Donald MacKenzie
          Phone Number: 303/595-7750
          Facsimile: 303/595-7799

          With a copy to:

          BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.
          410 Seventeenth Street, Suite 2222
          Denver, CO  80202
          Attn:  Wayne H. Hykan, Esq.
          Phone Number: 303/534-6335
          Facsimile: 303/623-1956

     If intended for Seller:

          HG VENTURE
          3200 Trammell Crow Center
          2001 Ross Avenue
          Dallas, TX  75201
          Attn:  Timothy J. Hogan
          Phone Number: ________________
          Facsimile:  _______________

          With copies to:

          POLLOCK FINANCIAL GROUP
          150 Portola Road
          Portola Valley, CA  94028-7613
          Attn:  Lincoln Wescott
          Phone Number:  415/529-0500
          Facsimile: 415/529-2131

          FARELLA, BRAUN & MARTEL
          235 Montgomery Street, Suite 3000
          San Francisco, CA  94104
          Attn:  Jon F. Hartung
          Phone Number: 415/954-4400
          Facsimile: 415/954-4480

or such other address of which Seller or Buyer shall have given notice as herein provided. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof on the date of receipt.

     22. Remedies. If any obligation hereunder is not performed as herein provided, there shall be the following remedies:

          A. If Buyer defaults in its obligation to purchase the Property when and as required hereby, then it shall forfeit the Earnest Money Deposit and the Additional Earnest Money Deposit, if applicable, except as herein provided to the contrary, and both parties shall thereafter be released from all obligations hereunder. It is agreed that the forfeiture of the Earnest Money Deposit and the Additional Earnest Money Deposit, if applicable, constitutes liquidated damages and is Seller's sole and exclusive remedy for Buyer's failure to perform its obligations to purchase the Property as required hereby. Seller expressly waives the remedies of specific performance and additional damages.

          B. If Seller is in default, (i) Buyer may elect to treat this Agreement as terminated, in which case the Earnest Money Deposit and all other payments and things of value provided by Buyer hereunder, including the Additional Earnest Money Deposit, if applicable, shall be returned to Buyer and Buyer may recover such damages as may be proper, and/or (ii) Buyer may elect to treat this Agreement as being in full force and effect, and Buyer shall have the right to an action for specific performance or damages, or both.

     23.  Miscellaneous.

          A. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope of intent of this Agreement or any of the provisions hereof.

          B. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

          C. This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Colorado.

          D. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or trustee of Buyer which has been formed as a Maryland real estate investment trust pursuant to a Declaration of Trust of Buyer dated as of July 10, 1992, and not individually, and neither the trustees, officers or shareholders of Buyer shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Buyer for satisfaction of any liability of the Buyer in respect of this Agreement and all documents, agreements, understandings and arrangements relating to this transaction and will not seek recourse or commence any action against any of the trustees, officers or shareholders of Buyer or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

          E. Buyer acknowledges and agrees that in the event of any default hereunder by Seller, neither Seller nor any of the trustees, directors, officers, employees, shareholders or partners of Seller or any of them, shall have any personal liability, and Purchaser agrees to look solely to the Property for satisfaction of any claim or liability of Seller under this Agreement and agrees not to seek recourse against any other assets of Seller or against the trustees, directors, officers, employees, shareholders or partners of Seller, or any of them, or any of their personal assets for such satisfaction.

          F. The parties hereto acknowledge that the transfer of the Property must be reported to the Internal Revenue Service as required by
Section 6045(e) of the Internal Revenue Code of 1986, as amended (the "Code"), unless Section 6045(e) provides an exemption to such reporting requirement. Accordingly, on or before the Closing Date, Seller, Buyer and the Title Company shall enter into a written "designation agreement" as defined in and in accordance with Regulation Section 1.6045-4 of the Code, which designation agreement shall designate the Title Company as the "real estate reporting person" responsible for reporting the respective transfers to the Internal Revenue Service.

          G. Subject to the last sentence of this Section, the parties hereto agree that neither party shall make an announcement of the transaction contemplated herein to third parties without the prior written consent of the other party hereto. The Buyer shall have the right to approve any public announcement. Subject to the last sentence of this Section and except as required by court order or by operation of law, the contents of this Agreement shall remain confidential, shall only be disclosed to those third parties necessary to facilitate the consummation of the transaction contemplated hereby. Notwithstanding the foregoing, Buyer may disclose this Agreement as it deems necessary or appropriate to comply with securities or other laws or to fulfill their corporate or fiduciary obligations to their investors.

          H.   The Exhibits attached hereto and made a part hereof are:

     Exhibit A:     Legal Description of the Land
     Exhibit B:     Certified Rent Roll
     Exhibit C:     Form of Tenant Lease
     Exhibit D:     Service Agreements
     Exhibit E:     Description of Pending Claims
     Exhibit F:     Nonterminable Contracts

          I. Buyer shall have the right to assign its interest in this Agreement to a wholly owned subsidiary of Buyer. No assignment of Buyer's interest in this Agreement shall release it of its obligations and duties hereunder.

          J. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              HG VENTURE, a Texas limited
                              partnership

                              By:  HAMPDEN I, LIMITED, a
                                   Texas limited partnership,
                                   Its Managing General Partner


                                   By: /s/ Trammell S. Crow
                        ----------------------------

                        Trammell S. Crow
                                      Its General Partner

                              By:  POLLOCK MARKS INVESTORS, a
                                   California limited partnership,
                                   Its General Partner

                                   By:  POLLOCK PARTNERS II, a
                                        California limited
                                        partnership, Its General
                                        Partner

                                        By:  POLLOCK REALTY
                                             CORPORATION, Its
                                             General Partner


                                             By:/s/ James M. Pollock
                                                ____________________________
                                                James M. Pollock
                                                Its President

                              WELLSFORD RESIDENTIAL PROPERTY
                              TRUST, a Maryland real estate
                              investment trust


                              By:/s/ Donald D. MacKenzie
                                 _________________________________
                                 Name:  Donald D. MacKenzie
                                 Title: Vice President

                                  EXHIBIT A

                             (Legal Description)

LOT 1, THE MARKS SUBDIVISION 2ND FILING, County of Arapahoe, State of
Colorado.

                           [Depiction of Property]

                                  EXHIBIT B

                                 (Rent Roll)

                                  EXHIBIT C

                           (Form of Tenant Leases)

                                  EXHIBIT D

                            (Service Agreements)

SERVICE AGREEMENTS

Moore Pest Control
Todd Landscaping
Rocky Mountain Turf & Tree (Snow Removal)
Data Vision (Security Alarms)
Waste Management
Fikes (air fresheners)
For Rent Magazine
Globe Furniture


Agreements that Cannot Be Terminated in 30 Days

Automatic Laundry - Laundry Room Lease (expires 9/16/96)
Data Vision - Alarm monitoring for 116 units (expires 2/19/97)

No pending claims against the property at this time

                                  EXHIBIT E

                       (Description of Pending Claims)

                                See Exhibit D

                                  EXHIBIT F

                      (List of Nonterminable Contracts)

                                See Exhibit D

                 AMENDMENT TO AGREEMENT OF PURCHASE AND SALE


     THIS AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Amendment") is made as of February 1, 1996, by and between HG VENTURE, a Texas limited partnership ("Seller"), and WELLSFORD RESIDENTIAL PROPERTY TRUST, a Maryland real estate investment trust ("Buyer").

     WHEREAS, Seller and Buyer entered into that certain Agreement of Purchase and Sale (the "Agreement") dated as of the 6th day of December, 1995 for the purchase and sale of property, together with the buildings and improvements thereon erected, known as The Marks West Apartments, 1528 Girard Place, Englewood, Colorado 80110, as amended by a letter agreement dated January 12, 1996 (capitalized terms not otherwise defined herein shall have the definitions given them in the Agreement); and

     WHEREAS, Seller and Buyer desire to amend the Agreement as hereinafter provided.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

     (i) Closing Date. Section 7 is amended and restated in its entirety as follows:

               Closing. The closing of the transaction contemplated hereby (the "Closing") shall take place at the offices of Brownstein Hyatt Farber & Strickland, P.C., 410 Seventeenth Street, Suite 2222, Denver, Colorado 80202, at 10:00 a.m., on the earlier of March 18, 1996 or the date designated for closing by Buyer upon not less than three days prior written notice to Seller (the "Closing Date").

     (ii) Purchase Price.

          a. The Purchase Price shall mean the following: (i) if the Closing occurs on or before February 20, 1996, then seventeen million two hundred thousand and no/100 dollars ($17,200,000.00); (ii) if the Closing occurs after February 20, 1996, but on or before March 1, 1996, then seventeen million two hundred twenty-five thousand and no/100 dollars ($17,225,000.00); and (iii) if the Closing occurs after March 1, 1996, then seventeen million two hundred fifty thousand and no/100 dollars ($17,250,000.00).

          b. Section 2C of the Agreement is amended and restated as follows:

          The Purchase Price is allocated as follows: (i) $40,000 of the Purchase Price is allocated to Personalty; (ii) the balance of the Purchase Price is allocated to real property.

     4. The Agreement, as amended hereby, remains in full force and effect. This Amendment may be executed in counterparts by each party separately.
When Seller and Buyer have executed a copy hereof, such copies taken together shall be deemed to be a full and complete Amendment to the Agreement between Seller and Buyer.

     IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment as of the date set forth below, to be effective as of the date first above written.

                              HG VENTURE, a Texas limited partnership

                              By:  POLLOCK MARKS INVESTORS, a
                                   California limited partnership,
                                   Its General Partner

                                   By:  POLLOCK PARTNERS II, a
                                        California limited partnership,
                                        Its General Partner

                                        By:  POLLOCK REALTY
                                             CORPORATION, Its General
                                             Partner


                                             By: /s/ James M. Pollock
                                                ___________________________
                                                  James M. Pollock,
                                                  Its President

                              By:  HAMPDEN I, LIMITED, a Texas limited
                                   partnership, its Managing General
                                   Partner


                                   By: /s/ Trammell S. Crow
                         ------------------------------
                                      Trammell S. Crow, Its General Partner


                                   WELLSFORD RESIDENTIAL PROPERTY
                                   TRUST, a Maryland real estate
                                   investment trust



                                   By: /s/ Donald D. MacKenzie
                                      ______________________________________
                                        Donald D. MacKenzie, Vice President

             SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE


     THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Amendment") is made as of February 29, 1996, by and between HG VENTURE, a Texas limited partnership ("Seller"), and WELLSFORD MARKS WEST CORP., a Colorado corporation ("Buyer").

                            W I T N E S S E T H:

     WHEREAS, Seller and Wellsford Residential Property Trust, a Maryland real estate investment trust ("Wellsford REIT"), have entered into that certain Agreement of Purchase and Sale dated as of December 6, 1995, as amended (collectively, the "Agreement"), for the purchase and sale of property, together with the buildings and improvements thereon erected, known as The Marks West Apartments, 1528 Girard Place, Englewood, Colorado 80110 (capitalized terms not otherwise defined herein shall have the definitions given them in the Agreement); and

     WHEREAS, by Assignment and Assumption of Agreement of Purchase and Sale dated February __, 1996, Wellsford REIT has assigned the Agreement to Buyer and Buyer has assumed the obligations of Wellsford REIT under the Agreement; and

     WHEREAS, Seller and Buyer desire to amend the Agreement as hereinafter provided.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby amend the Agreement as follows:

     (iii) Closing Date. Section 7 is amended and restated in its entirety as follows:

               Closing. The closing of the transaction contemplated hereby (the"Closing") shall take place at the offices of Brownstein Hyatt Farber & Strickland, P.C., 410 Seventeenth Street, Suite 2222, Denver, Colorado 80202. The Closing is presently scheduled for March 6, 7 and 8, 1996, but in any event will occur on or before March 18, 1996 (the "Closing Date").

     (iv) Purchase Price. Section 2.a. is amended and restated in its entirety as follows:

          a. The Purchase Price shall mean the following: (i) if the Closing occurs on or before March 8, 1996, then seventeen million two hundred twenty-five thousand and no/100 dollars ($17,225,000.00); and (ii) if the Closing occurs after March 8, 1996, then seventeen million two hundred fifty thousand and no/100 dollars ($17,250,000.00).

     (v) The Agreement, as amended hereby, remains in full force and effect. This Amendment may be executed in counterparts by each party separately.
When Seller and Buyer have executed a copy hereof, such copies taken together shall be deemed to be a full and complete Amendment to the Agreement between Seller and Buyer.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first above written.

                              HG VENTURE, a Texas limited partnership

                              By:  POLLOCK MARKS INVESTORS, a
                                   California limited partnership,
                                   Its General Partner

                                   By:  POLLOCK PARTNERS II, a
                                        California limited partnership,
                                        Its General Partner

                                        By:  POLLOCK REALTY
                                             CORPORATION, Its General
                                             Partner


                                             By: /s/ James M. Pollock
                                                ____________________________
                                                James M. Pollock,
                                                Its President

                              By:  HAMPDEN I, LIMITED, a Texas limited
                                   partnership, its Managing General
                                   Partner


                                   By:    /s/ Trammell S. Crow
                         ------------------------------
                                      Trammell S. Crow, Its General Partner


                                   WELLSFORD MARKS WEST CORP., a
                                   Colorado corporation


                                   By: /s/ Donald D. MacKenzie
                                      ______________________________________
                                        Donald D. MacKenzie, Vice President

              THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

     THIS THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Amendment") is made as of March 8, 1996, by and between HG VENTURE, a Texas limited partnership ("Seller"), and WELLSFORD MARKS WEST CORP., a Colorado corporation ("Buyer").

                            W I T N E S S E T H:

     WHEREAS, Seller and Wellsford Residential Property Trust, a Maryland real estate investment trust ("Wellsford REIT"), have entered into that certain Agreement of Purchase and Sale dated as of December 6, 1995, as amended (collectively, the "Agreement"), for the purchase and sale of certain real property, together with the buildings and improvements thereon erected, known as The Marks West Apartments, 1528 Girard Place, Englewood, Colorado 80110 (capitalized terms not otherwise defined herein shall have the definitions given them in the Agreement); and

     WHEREAS, by Assignment and Assumption of Agreement of Purchase and Sale dated February 27, 1996, Wellsford REIT has assigned the Agreement to Buyer and Buyer has assumed the obligations of Wellsford REIT under the Agreement; and

     WHEREAS, the Buyer and the Seller have requested that the remarketing agent acquire the Bonds on a voluntary basis from the current holders to facilitate the Closing; and

     WHEREAS, as of the date of this Agreement, the remarking agent has not repurchased the Bonds; and

     WHEREAS, Seller and Buyer desire to amend the Agreement as hereinafter provided.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby amend the Agreement as follows:

     (vi) Closing Date. Section 7 is amended and restated in its entirety as follows:

          Closing. The closing of the transaction contemplated hereby (the"Closing") shall take place at the offices of Brownstein Hyatt Farber & Strickland, P.C., 410 Seventeenth Street, Suite 2222, Denver, Colorado 80202. The parties agree to mutually cooperate to close this transaction as soon as reasonably practical after the remarketing agent has repurchased the Bonds, but in any event on or before March 18, 1996 (the "Closing Date").

     (vii) Purchase Price. The first three lines of Section 2.B. are amended and restated as follows:

          B. The Purchase Price shall mean the following: (i) if the Closing occurs on or before March 15, 1996, then seventeen million two hundred twenty-five thousand and no/100 dollars ($17,225,000.00); and
     (ii) if the Closing occurs after March 15, 1996, then seventeen million two hundred fifty thousand and no/100 dollars ($17,250,000.00).

     (viii) The Agreement, as amended hereby, remains in full force and effect. This Amendment may be executed in counterparts by each party separately. When Seller and Buyer have executed a copy hereof, such copies taken together shall be deemed to be a full and complete Amendment to the Agreement between Seller and Buyer.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first above written.

                              HG VENTURE, a Texas limited partnership

                              By:  POLLOCK MARKS INVESTORS, a
                                   California limited partnership,
                                   Its General Partner

                                   By:  POLLOCK PARTNERS II, a
                                        California limited partnership,
                                        Its General Partner

                                        By:  POLLOCK REALTY
                                             CORPORATION, Its General
                                             Partner


                                             By:
                                                ____________________________
                                                James M. Pollock, President

                              By:  HAMPDEN I, LIMITED, a Texas limited
                                   partnership, its Managing General Partner


                                   By:/s/ Trammell S. Crow
                                      --------------------------------
                                        Trammell S. Crow, General Partner

                                   WELLSFORD MARKS WEST CORP., a
                                   Colorado corporation


                                   By: /s/ Donald D. MacKenzie
                                      ______________________________________
                                      Donald D. MacKenzie, Vice President